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CERTIFICATE OF PARTICIPATION            Participant:

MINNESOTA MUTUAL LIFE                   Contract Owner:

                                        Plan:

                                        Certificate Number:

                                        Group Contract Number:

                   THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY

The Minnesota Mutual Life Insurance Company (herein called Minnesota Mutual) will make monthly Annuity Payments to the Participant, commencing on the Annuity Commencement Date determined in accordance with the Plan. The amount and form of such Annuity Payments, and the portion thereof payable as a Fixed Dollar Annuity or as a Variable Annuity, shall be as determined by the provisions of the Plan and the Group Contract.

Any death benefits or withdrawal benefits payable prior to the Annuity Commencement Date shall be governed by the terms of the Plan and the Group Contract. The beneficiary for any death benefits shall be as designated in writing by the Participant in a form satisfactory to Minnesota Mutual.

At the Annuity Commencement Date, Minnesota Mutual shall issue to the Participant an additional certificate or contract setting forth in detail the nature of the Annuity Payments to be made in accordance with the Plan.

                           --------------------------

                                             /s/ Robert J. Hasling
                                             Secretary

           ALL PAYMENTS AND VALUES DESCRIBED IN THIS CERTIFICATE, WHEN
 BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE
                       NOT GUARANTEED AS TO DOLLAR AMOUNT

F. 17167  4-70